SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary information statement  [ ] Confidential, for use of the
                                           Commission Only (as permitted by
[X] Definitive information statement       Rule 14c-5(d)(2))


                               99 CENT STUFF INC.
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transactions applies:

(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:

                            INFORMATION STATEMENT FOR
                               99 CENT STUFF INC.
                              1801 CLINT MOORE ROAD
                                   SUITE 1301
                            BOCA RATON, FLORIDA 33487

To the Stockholders of 99 Cent Stuff:

         Pursuant to Florida Business Corporation Act Section 607.0704, notice is hereby given that by written consent delivered to 99 Cent Stuff Inc. on April 18, 2005 by the holders of a majority of the outstanding common stock of the Company and by the Board of Directors of 99 Cent Stuff Inc.:

         1. ELECTION OF DIRECTORS. Nathan Light has been re-elected a Class I Director with a three-year term ending at the 2007 annual meeting. Leonard Florence and Kevin Keating remain Class II Directors, with a three-year term ending at the 2005 annual meeting. Raymond Zimmerman remains a Class III director with a term ending at the 2006 annual meeting.

         2. RATIFICATION OF ACCOUNTANTS: Daszkal Bolton, LP has been approved to serve as auditors for the year ending December 31, 2005.

         This Information Statement is being mailed on or about May 2, 2005, to all holders of record at the close of business on April 1, 2005, of the common stock of 99 Cent Stuff Inc., a Florida corporation, in connection with resolutions of the Board of Directors and the written consent of the holders of greater than 50% of 99 Cent Stuff's common stock providing the election of directors and approval of auditors.

         These actions will be effective on or about May 22, 2005. Because these actions have already been approved by a majority of the shares entitled to vote, you are not required to take any action. This information statement is your notice that these actions have been approved, and you will receive no further notice when the change becomes effective.

                                      By the Order of the Board of Directors,


                                      Raymond Zimmerman
                                      Chairman

Boca Raton, Florida
April 27, 2005

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

            The date of this Information Statement is April 27, 2005.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following persons are members of our board of directors executive officers and key employees, in the capacities indicated:

              NAME                       AGE          POSITION

         -------------------------  ---------    -------------------------------
              Raymond Zimmerman          71           Chairman of the Board and
                                                        Chief Executive Officer
              Barry Bilmes               58           Chief Financial Officer
              Kevin R. Keating           65           Director
              Nathan R. Light            70           Director
              Leonard Florence           72           Director

         RAYMOND ZIMMERMAN founded 99 Cent Stuff and was the managing member since 1999 and became the Chairman of the Board and Chief Executive Officer upon completion of the merger in September 2003.. Mr. Zimmerman was a founder and the Chairman and Chief Executive Officer of Service Merchandise Company Inc., a national retail chain, from 1981 to 1997, was Chairman of the Board from 1997 to 1999 and was the Non-Executive Chairman from 1999 to 2000. Mr. Zimmerman has also been a director of The Limited, Inc. since 1984.

         BARRY BILMES has been Chief Financial Officer since October 2002. From 2000 to 2002, Mr. Bilmes was Vice President - Finance for NuCo2 , Inc., the largest supplier in the U.S. of bulk CO2 systems for carbonating fountain beverages. From 1994 to 2000 Mr. Bilmes served in various financial capacities, the most recent of which was Vice President - Finance and Administration for Brothers Gourmet Coffees, Inc., a national wholesaler and retailer of gourmet coffees. Prior, thereto, from 1978 to 1993, Mr. Bilmes was Controller and Treasurer for Weight Watchers, International, Inc., a provider of weight loss products and services.

         LEONARD FLORENCE has been a director since September 2003. He has been the Chairman of the Board of Syratech Corporation, a publicly-traded company which designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products for home entertaining and decoration under well-known name brands. He has served as Chairman of the Board continuously since 1986, and as Chief Executive Officer from 1986 to 2002. Mr. Florence has been an executive in the tabletop and giftware products industry for more than 45 years. Mr. Florence is currently a director of Lifetime Hoan Corporation, a publicly-traded manufacturer and marketer of a broad range of household cutlery and kitchenware and bakeware products under well-known name brands.

         KEVIN R. KEATING was the president and a director of iVideoNow from December 2001 until September 2003 and is currently a director. Mr. Keating is an investment executive and for the past nine years has been the Branch Manager of the Vero Beach, Florida, office of Brookstreet Securities Corporation ("Brookstreet"). Brookstreet is a full-service, national network of independent investment professionals. Mr. Keating services the investment needs of private clients with special emphasis on equities. For more than 35 years, he has been engaged in various aspects of the investment brokerage business. Mr. Keating began his Wall Street career with the First Boston Corporation in New York in 1965. From 1967 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Officer of Douglas Stewart, Inc., a New York Stock Exchange member firm. Since 1982, he has been associated with a variety of firms as a registered representative servicing the needs of individual investors.

         NATHAN R. LIGHT has been a director since September 2003. Since 1998 he has been an executive of National Electronics Warranty Corp., the nation's leading provider of extended service plans, buyer protection services and product support for businesses and consumers currently serving as vice chairman and formerly chairman and chief executive officer. From 1996 to 1998 he was the chairman and chief executive officer of LDC Group, Inc., which developed and operated Only Diamond stores, the first retail chain to sell diamond merchandise exclusively. From 1977 to 1995, Mr. Light was the chairman and chief executive officer of Sterling Jewelers, Inc., one of the nation's largest jewelry chains. He is also an advisory director of Hearts on Fire, Inc.

BOARD OF DIRECTORS COMPOSITION

         Our articles of incorporation provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified board of directors structure, Nathan Light has been re-elected a Class I Director, Leonard Florence and Kevin Keating remain Class II Directors, with a three-year term ending at the 2005 annual meeting. Raymond Zimmerman remains a Class III Director with a term ending at the 2006 annual meeting.

                             EXECUTIVE COMPENSATION

         The following tables summarize the total compensation paid to Raymond Zimmerman, our chairman, and Barry Bilmes, who is the only executive officer with compensation of at least $100,000 in 2004.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                         -----------------------------------------    ------------------------------
NAME AND PRINCIPAL POSITION              YEAR   SALARY ($)   BONUS      OTHER         RESTRICTED      SECURITIES
                                                                       ANNUAL            STOCK        UNDERLYING
                                                                    COMPENSATION(1)   AWARDS ($)    OPTIONS/SARS (#)

---------------------------------------- ------ ------------ ------ --------------    ------------ -----------------
Raymond Zimmerman                        2004            --   --    $      40,778         --                 --
   Chairman                              2003            --   --           37,985         --                 --
                                         2002            --   --           25,673         --                 --

Barry Bilmes                             2004   $   132,789   --    $      12,314         --
   Chief Financial Officer               2003   $   106,154   --    $       8,150         --             10,000
                                         2002   $    18,461   --    $       1,200         --                 --

--------------
(1)  Other compensation consists of medical premiums and reimbursed costs.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

         There are not currently any employment agreements with our executive officers.

STOCK OPTION GRANTS

         During 2004 no options were granted to the executive officers named above. No options were exercised in 2004.

Each option has an exercise price equal to $5.00 per share, which was the offering price per share at that time, has a ten year term and is exercisable as follows: 25 percent on and after the first anniversary of the grant, and an additional 25 percent on and after each of the next three anniversaries. The rates of stock appreciation presented in this table for the shares under options are not predictions of future stock prices.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                                   OPTIONS/SARS AT FY-END     IN-THE-MONEY
                              SHARES             VALUE             (#) EXERCISABLE/           OPTIONS/SARS AT FY-END
                              ACQUIRED ON        REALIZED          UNEXERCISABLE              ($) EXERCISABLE/
NAME                          EXERCISE (#)       ($)                                          UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Raymond Zimmerman                 --               --                       --                         --
Barry Bilmes                      --               --              2,500/7,500                $625/$1,875

2003 EQUITY INCENTIVE PLAN

         Under our 2003 Equity Incentive Plan, which we refer to as the 2003 Plan, we are authorized to issue 250,000 options to purchase shares of common stock.

         PLAN DESCRIPTION. The purpose of the 2003 Plan is to provide an incentive to attract and retain qualified and competent persons as employees, directors and consultants, upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership. The 2003 Plan provides for the grant of options intended to qualify as incentive stock options or ISOs under Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as Nonstatutory Stock Options. The 2003 Plan also provides for the grant of our restricted stock within the meaning of Rule 144 of the Securities Act.

         AUTHORIZED SHARES. The total number of shares of common stock reserved for issuance under the 2003 Plan is 250,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change). If any option granted pursuant to the 2003 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of options granted under the 2003 Plan. The shares acquired upon exercise of options granted under the 2003 Plan will be authorized and unissued shares of common stock.

         ADMINISTRATION. The 2003 Plan will be administered by the board of directors or any compensation committee of our board of directors, which selects the eligible persons to whom options will be granted. The compensation committee also determines the number of shares of common stock subject to each option, the exercise price therefore and the periods during which options are exercisable. Further, the compensation committee interprets the provisions of the 2003 Plan and, subject to certain limitations, may amend the 2003 Plan. Each option granted under the 2003 Plan will be evidenced by a written agreement between us and the optionee.

         ELIGIBILITY. Options may be granted under the 2003 Plan to all employees (including officers) directors and certain consultants and advisors. Incentive stock options may be granted only to persons who are employees. Upon receiving grants of options, each holder of the options will enter into an option agreement with that contains the terms and conditions deemed necessary by the compensation committee.

         TERMS AND CONDITIONS OF OPTIONS. The exercise price for ISOs granted under the 2003 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonstatutory Stock Options may be any price not less than par value per share as determined by the compensation committee. Under the 2003 Plan, the fair market value is the closing price of shares on the business day immediately preceding the date of grant. If the shares are not publicly traded, then the fair market value will be as the compensation committee will in its sole and absolute discretion determine in a fair and uniform manner.

         OPTIONS GRANTED UNDER THE 2003 PLAN HAVE A MAXIMUM TERM OF TEN YEARS. The exercise price of options granted under the 2003 Plan is payable in cash. Options granted under the 2003 Plan are not transferable, except by will and the laws of descent and distribution.

         Unless otherwise provided in an option, each outstanding option may, in the sole discretion of the compensation committee, become immediately fully exercisable: if there occurs any transaction, or series of transactions, that has the result that our shareholders immediately before such transaction cease to own at least 51 percent of our voting stock; upon the closing of a transaction, consolidation, reorganization, liquidation or dissolution in which we do not survive; or upon the closing of the sale, lease, exchange or other disposition of all or substantially all our property and assets.

         The compensation committee may in its sole discretion accelerate the date on which any option may be exercised and may accelerate the vesting of any shares subject to any option or previously acquired by the exercise of any option. Options granted to the officers and directors under the 2003 Plan may not be exercised unless otherwise expressly provided in any option, until six months following the date of grant.

         The compensation committee may also, in its sole discretion, by giving written notice cancel, effective upon the date of the consummation of certain corporate transactions that would result in an option becoming fully exercisable, any option that remains unexercised on such date. Such notice will be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after Shareholder approval of such corporate transaction.

         TERMINATION OF OPTIONS. The expiration date of an option is determined by the compensation committee at the time of the grant and is set forth in the applicable option agreement. In no event may an option be exercisable after ten years from the date it is granted.

         RESTRICTED STOCK. Restricted stock may be granted to employees or consultants. The grant may be subject to vesting or forfeiture conditions similar to the options. Additional restrictions on transfer may be imposed.

OUTSTANDING OPTIONS

         98,000 options are outstanding pursuant to the 2003 Plan.

DIRECTOR COMPENSATION

         Outside directors are currently paid $500 in cash for each meeting attended and have received the option grants described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In establishing compensation levels, our board of directors has endeavored to ensure the compensation programs for our executive officers were effective in attracting and retaining key executives responsible for our success and were administered in an appropriate fashion in our long-term best interests and our shareholders. In that regard, our board of directors sought to align the total compensation for our executive officers with our performance and the individual performance of each of our executive officers in assisting us in accomplishing our goals.

         All actions of the board with respect to Mr. Zimmerman's compensation is taken without his involvement.

BOARD COMMITTEES

The Company has an Audit Committee and Compensation Committee, whose reports are set forth below. Kevin Keating has been deemed an audit committee financial expert. The Audit Committee met four times in 2004 and the Compensation Committee two times in 2004.

The Board does not have a nominating committee since the Company's outstanding stock is still controlled by Raymond Zimmerman. However, the Board will consider any candidate nominated by shareholders. There is not a formal policy by which shareholders may recommend director candidates, but the Board will certainly consider candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Chief Financial Officer at 1801 Clint Moore Road, Suite 205, Boca Raton, Florida 33487. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a shareholder and provide a brief summary of the candidate's qualifications, as well as contact information for both the candidate and the shareholder. At a minimum, candidates for election to the Board should meet the independence requirements of and Rule 10A-3 under the Securities Exchange Act, as well as the criteria identified above. Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else.

                             AUDIT COMMITTEE REPORT

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN WHOLE OR IN PART, THE FOLLOWING REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILING.

The Audit Committee consists of the following members of the Board of Directors:
Kevin Keating (Chairman), Nathan Light and Leonard Florence (Mr. Florence has not participated in recent meetings due to illness). Each such member of the Committee is "independent" as defined under applicable rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. Kevin Keating has

The Audit Committee operates under a written charter adopted by the Board of Directors which, among other matters, delineates the responsibilities of the Audit Committee. The Audit Committee's responsibilities include responsibility for the appointment, compensation, retention and oversight of the work of the Corporation's independent public accountants engaged (including resolution of disagreements between management and the independent public accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The Company's independent public accountants report directly to the Audit Committee. The Audit Committee Charter is attached to this proxy statement as Appendix B.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with management and Daszkal Bolton LLP, the Company's independent public accountants. The Audit Committee has also discussed with Daszkal Bolton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards) as may be modified or supplemented. The Audit Committee has also received the letter from Daszkal Bolton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and the Committee has discussed the independence of Daszkal Bolton LLP with that firm.

Based on the Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by:

/s/ Kevin Keating          /s/ Nathan Light
-----------------          ----------------
Kevin Keating,             Nathan Light
Chairman

                          COMPENSATION COMMITTEE REPORT

The compensation of the executive officers of the Company and is reviewed and approved annually by the Board of Directors on recommendation by the Compensation Committee. During 2004, Messrs. Keating and Light were members of the Committee. Each such member of the Committee is "independent" as defined under applicable rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

The Compensation Committee's philosophy is that compensation should be designed to reflect the value created for shareholders while supporting the Company's strategic goals. The Compensation Committee reviews annually the compensation of the executive officers to insure that the Corporation's compensation programs are related to financial performance and consistent generally with employers of comparable size in the industry. Annual compensation for the Corporation's executive officers includes the following components:

Base salary: The base salary reflected in the Summary Compensation Table is related to the individual officer's level of responsibility and comparison with comparable employers in the industry. Raymond Zimmerman elected not to receive a salary in 2004.

Bonus: Annual cash bonuses are based on individual and Company performance. Factors evaluated include the achievement of certain profitability, growth and asset quality standards as established by the Board of Directors. While many of the factors considered in determining whether to award a bonus are objective, the Compensation Committee recommendation may also include certain subjective factors as part of the bonus analysis. During 2004, no bonuses were recommended by the Compensation Committee and approved by the Board of Directors for the named executive officers as reflected in the Summary Compensation Table, although management of the Company may recommend that the Compensation Committee award bonuses in the future for 2004 if cash flow permits.

Stock Options: Stock option grants are intended to increase the executive officers' interest in the Company's long-term success and to link the interests of the executive officers with those of the shareholders as measured by the Company's share price. Stock options are granted at the prevailing market value of the Company's common stock and will only have value if the Company's stock price increases. See the Summary Compensation Table and Option/SAR Exercise Table, and notes thereto for a further description of stock options. No stock options were awarded in 2004.

Other Compensation: The Corporation provides each executive officer with reimbursement of health insurance premiums and certain medical costs for its executive officers. See the Summary Compensation Table for further information regarding other compensation. The Company does not have any change of control severance or post-retirement benefits for executives.

Submitted by:

/s/ Kevin Keating          /s/ Nathan Light
-----------------          ----------------
Kevin Keating,             Nathan Light
Chairman

                                PERFORMANCE GRAPH

 As a part of the executive compensation information presented in this proxy statement, the SEC requires us to prepare a performance graph that compares our cumulative total shareholders' return during the previous five years with a performance indicator of the overall stock market and our peer group. For the overall stock market performance indicator, we use the S&P 500 Index. For the peer group stock market performance indicator, we use a weighted index that consists of 99 Cent Only, Dollar General, Family Dollar and Dollar Tree that was compiled by Zachs. As we became publicly traded in September 2003, the graph only includes information for 2003 and 2004.

                            Cumulative Annual Return
                         Initial        December 31, 2003    December 31, 2004
                         -------        -----------------    -----------------

        99 Cent Stuff    100.00                50.42               43.75

        S&P 500          100.00               138.80              170.24

        Peer Index       100.00               132.57              120.40

                          [PERFORMANCE GRAPH OMITTED]


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
                          RELATED STOCKHOLDER MATTERS.

         The following table sets forth information regarding beneficial ownership of our common stock as of April 15, 2005:

         o each person known to us to be the beneficial owner of more than 5% of either class of the common stock;
         o        each of our named executive officers;
         o        each director; and
         o        all current directors and executive officers as a group.

                                             ----------------------------
                                                SHARES BENEFICIALLY OWNED
                                             ----------------------------
         NAME OF BENEFICIAL OWNER                SHARES             %
         ----------------------------------  ---------------
         ----------------------------------  ---------------  -----------

         Raymond Zimmerman                     5,606,718(1)       82.1%
         Kevin Keating                            21,667(2)         *
         Leonard Florence                        45,000 (3)         *
         Nathan Light                             7,000 (4)         *
         Barry Bilmes                            10,000 (5)         *
         All officers and directors as
           a group (5 persons)                5,690,385           82.8%

--------------
*    Less than 1%
(1) Includes 4,507,805 shares owned by the Raymond Zimmerman Annuity Trust--2003, 18,317 shares owned by a general partnership in which Mr. Zimmerman and his wife are the partners, 17,910 for which Mr. Zimmerman is trustee for family members and 62,686 shares owned by Mr. Zimmerman's wife, for which he disclaims beneficial ownership. Mr. Zimmerman is the trustee of the trust and his family members are the beneficiaries. Also includes 1,000,000 shares issuable upon conversion of convertible notes.
(2) Includes options to purchase 5,000 shares of common stock exercisable over four years
(3) Includes 20,000 shares, 20,000 warrants purchased in the public offering and options to purchase 5,000 shares of common stock exercisable over four years.
(4) Includes 1,000 shares, 1,000 warrants purchased in the public offering and options to purchase 5,000 shares of common stock exercisable over four years.
(5) Represents options to purchase common stock exercisable over four years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10 percent of a registered class of our equity securities file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10 percent shareholders are required by the SEC regulation to furnish us with copies of all
Section 16(a) forms they file.

         Based solely on review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to us, we believe that, during the period from January 1, 2004 through December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

EQUITY COMPENSATION PLAN

         The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2004

                                                                                    NUMBER OF
                                                                                    SECURITIES
                                                                                    REMAINING
                                                                                    AVAILABLE FOR
                                                                                    FUTURE ISSUANCE
                                                                                    UNDER EQUITY
                                                                WEIGHTED-AVERAGE    COMPENSATION PLANS
                                   NUMBER OF SECURITIES TO     EXERCISE PRICE OF    (EXCLUDING
                                   BE ISSUED UPON EXERCISE        OUTSTANDING       SECURITIES
                                   OF OUTSTANDING OPTIONS,     OPTIONS, WARRANTS    REFLECTED IN
                                     WARRANTS AND RIGHTS           AND RIGHTS       COLUMN (A))
         PLAN CATEGORY                       (A)                      (B)                (C)
         -------------             --------------------------- --------------------- --------------------
Equity compensation plans                          98,000   $            5.00-5.85              152,000
   approved by security holders
Equity compensation plans not
   approved by security holders                         0   $                   --                    0
Total                                              98,000   $            5.00-5.85              152,000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Through the closing of our public offering in March 2004, substantially all of the funding for our operations has been provided by Raymond Zimmerman. In September 2004, we had utilized all of the proceeds of the offering and borrowed $0.5 million from Mr. Zimmerman to fund fourth quarter growth. In November 2004 we borrowed an additional $250,000, $0.5 million in January 2005, $0.5 million in March 2005 and $0.4 million in April 2005. These amounts bear interest at the prime rate plus 2% and are payable on December 31, 2006. At December 31, 2004, Mr. Zimmerman had advanced an aggregate of $6.1 million, which was carried on the balance sheet as accounts payable and accrued expenses, related party. Interest was accrued at a rate equal to the prime rate. Of this amount $5.0 million was converted into an unsecured convertible note. This note was originally due December 1, 2005 and was extended to December 31, 2006 and bears interest at the prime rate. The note is convertible into common stock at the option of the holder at a conversion price equal to $5.00, subject to adjustment. We will have the right to prepay the note at any time. In 2003, notes payable of $14.6 million was converted into 4,750,000 shares of common stock as part of the merger with iVideoNow. A portion of the converted shares were distributed to some of Mr. Zimmerman's family and trusts for the benefit of Mr. Zimmerman and his family.

         Mr. Zimmerman has personally guaranteed our aggregate $6.0 million lines of credit with Bank of America. As a result of these guarantees, the interest rate on these lines has been prime minus 1%, which we believe would be several points higher without the guarantee. As a result of the personal guarantees, these lines of credit do not have any financial covenants or ratios and the only events of default are standard payment defaults. Mr. Zimmerman has also guaranteed some of our property leases. We have been accruing fees of 2% of the lines of credit and the guaranteed property leases. The accrued fees of $0.1 million as of December 31, 2004 have been included in the accounts payable and accrued expenses, related party.

                                 CODE OF ETHICS

The Board of Directors has adopted a "code of ethics" as defined under applicable rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The code of ethics requires that the Company's directors, officers (including the principal executive, financial and accounting officers, or controller and persons performing similar functions) and employees conduct business in accordance with the highest ethical standards and in compliance with all laws, rules and regulations applicable to the Company. The code of ethics is intended to supplement the provisions of any other personnel policies of the Company or codes of conduct which may establish additional standards of ethical behavior applicable to the Company's directors, officers and employees. The code of ethics is attached hereto.

                     PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit fees

        For 2004 and 2003, 99 Cent Stuff paid to Daszkal Bolton LLP audit fees of approximately $55,000 and $51,000, respectively, billed for professional services rendered for the audit of 99 Cent Stuff's annual financial statements and the reviews of the financial statements included in 99 Cent Stuff's financial statements included in its quarterly filings on Form 10-QSB for the respective periods.

Audit-related fees

        For 2004 and 2003, 99 Cent Stuff paid to Daszkal Bolton LLP fees of approximately $23,000 and $21,000 respectively, billed for assurance and related services by 99 Cent Stuff's auditors that are reasonably related to the performance of the audit or review of 99 Cent Stuff's financial statements included in 99 Cent Stuff's financial statements included in its quarterly filings on Form 10-QSB for the respective periods. The services thus provided by 99 Cent Stuff's auditors included accounting consultations and review in connection with registration statements and consultation concerning financial accounting and reporting standards.

Tax fees

        For 2004 and 2003, 99 Cent Stuff paid to Daszkal Bolton LLP fees of approximately $26,000 and $5,000, respectively, billed for tax compliance, tax advice and tax planning.

All other fees

        There were no other fees paid in 2003 or 2002 not identified above.

The 99 Cent Stuff board approved 100% of the foregoing services rendered by the auditors.

                           VOTE REQUIRED FOR APPROVAL

         Section 228 of the Florida Business Corporation Act provides that any action required to be taken at a special or annual meeting of the stockholders of a Florida corporation may be taken by written consent, in lieu of a meeting, if the consent is signed by stockholders owning at least that number of shares which is sufficient to take the action. The Board of Directors and shareholders owning a majority of the outstanding common stock have approved the reverse split and the amendment to the Articles of Incorporation, which majority is the number of shares required by Florida Business Corporation Act Section 607.1003 to amend the articles of incorporation to amend the capital stock.

         The securities that would have been entitled to vote if a meeting was required to be held to amend the articles of incorporation consist of issued and outstanding stock of 99 Cent Stuff common stock outstanding on

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December 2, 2002, which would have been the same date for determining stockholders who would have been entitled to notice of and to vote on the proposed amendment to the articles of incorporation.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         No director, executive officer, or associate of any director, or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment to 99 Cent Stuff's Certificate of Incorporation.

                              SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal at the next annual meeting for inclusion in our proxy statement and proxy relating to such annual meeting must submit such proposal to us at our principal executive offices by December 31, 2005. In addition, in the event a shareholder proposal is not received by us by March 10, 2005, the proxy to be solicited by the Board of Directors for the 2005 annual meeting will confer discretionary authority on the holders of the proxy to vote the shares if the proposal is presented at the 2005 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting.

     SEC rules and regulations provide that if the date of our 2005 Annual Meeting is advanced or delayed more than 30 days from the date of our 2004 Annual Meeting, shareholder proposals intended to be included in the proxy materials for the 2004 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2005 annual meeting.

                             ADDITIONAL INFORMATION

         Additional information concerning 99 Cent Stuff, including its annual and quarterly reports for the past twelve months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov. Upon written request of any stockholder to 99 Cent Stuff at 1801 Clint Moore Road, Boca Raton, Florida, 33487, a copy of 99 Cent Stuff's Annual Report on Form 10-K for the year ended December 31, 2004 will be provided without charge.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one copy of this Information Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. Upon written or oral request, we will promptly deliver a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered. If you share an address and are now receiving multiple copies of our mailings to stockholders and would prefer to receive one copy, or, if you are receiving a single copy for several persons and wish to receive your own copy, please contact us by telephone at (561) 999-9815 or write to us at 99 Cent Stuff at 1801 Clint Moore Road, Boca Raton, Florida, 33487, Attention:
Secretary.

Dated: April __, 2005

                           By Order of the Board of Directors

                           Raymond Zimmerman, Chairman


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